Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman, President & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Record Revenues for Second Quarter 2008

HearUSA Achieves Seventh Consecutive Record Quarter, Up 20% to $30 Million

West Palm Beach, Fla. – July 8, 2008 – HearUSA, Inc. (AMEX:EAR), the recognized leader in hearing care for the nation's top managed care providers through more than 190 company-owned hearing care centers and a network of over 1,900 affiliated providers, reported record revenues for the second quarter of 2008 ended June 28, 2008.

Net revenues reached a record $30.0 million, an increase of approximately 5% over the previous quarter and 20% over the same period a year ago. The 20% increase was comprised of an 11% increase attributable to centers acquired over the last 12 months and 9% from organic growth. This quarter represents the company’s seventh consecutive record quarterly increase in revenue.

“We are extremely pleased to report record quarterly revenue numbers once again,” said Stephen J. Hansbrough, HearUSA’s chairman, president and CEO. “Despite the current economic environment, we have sustained healthy organic revenue growth, attributed partly to a successful new Siemens product launch.

“This momentum continues across the board. Our acquisition program remains on pace, matched to continued strong organic growth. Given this progress, we continue to expect fiscal 2008 revenues to increase by at least 16% and exceed $120 million."

The company will provide further results in its complete second quarter press release and conference call, which will be announced at a later date.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 190 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including the statements regarding the company’s expectation that the momentum will continue, that 2008 revenues will increase by at least 16% and exceed $120 million. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as successful implementation of the company’s acquisition program;

integration of the newly acquired centers and maintenance of revenue levels from those centers; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 29, 2007.

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